Filed pursuant to Rule 424(b)(3)

Registration No. 333-214896

PROSPECTUS SUPPLEMENT NO. 2

STICKER SUPPLEMENT

to Prospectus dated

February 14, 2017

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GWG HOLDINGS, INC.

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This “Prospectus Supplement No. 2—Sticker Supplement to Prospectus dated February 14, 2017,” supplements and amends our prospectus dated February 14, 2017, and our earlier issued Prospectus Supplement No. 1 dated March 15, 2017 (collectively referred to simply as our “prospectus”). You should read this sticker supplement together with the prospectus since the information contained herein supplements and amends the information contained in the prospectus. Capitalized terms contained in this sticker supplement have the same meanings as in the prospectus unless otherwise stated herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This sticker supplement is part of the prospectus and either it or its contents must accompany the prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is March 15, 2017

NOTE OF EXPLANATION

GWG Holdings, Inc. has prepared this sticker supplement to revise the impairment discount rate at December 31, 2015 reported in the prospectus. Other than the disclosures set forth below, this sticker supplement does not supplement or alter the prospectus in any way.

The third paragraph of the section entitled “Liquidity and Capital Resources – Portfolio Assets and Secured Indebtedness” in the prospectus will now read:

The table illustrates that our ability to fully satisfy amounts owing under the L Bonds and Series I Secured Notes would likely be impaired upon the sale of all our life insurance assets at a price equivalent to a discount rate of approximately 13.94% or higher. At December 31, 2015, the impairment occurred at a discount rate of approximately 12.58% or higher. The discount rates used to calculate the fair value of our portfolio were 10.96% and 11.09% as of December 31, 2016 and December 31, 2015, respectively.